EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Factory Card & Party Outlet Corp. and Subsidiary

Naperville, Illinois

We have issued our report, dated April 19, 2007, on the consolidated financial statements of Factory Card & Party Outlet Corp. and Subsidiary which are included in the annual report of Factory Card & Party Outlet Corp. and Subsidiary on Form 10-K for the year ended February 3, 2007. We hereby consent to the incorporation by reference of our report in the Registration Statements of Factory Card & Party Outlet Corp. and Subsidiary on Form S-8 (No. 333-92248, No. 333-98549 and No. 333-108222).

/s/ MCGLADREY & PULLEN LLP

Schaumburg, Illinois

April 19, 2007